UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.    )

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☐       Soliciting Material Pursuant to §240.14a-12

THE PHOENIX COMPANIES, INC.
(Name of the Registrant as Specified In Its Charter)

OLIVER PRESS PARTNERS, LLC
OLIVER PRESS INVESTORS, LLC
AUGUSTUS K. OLIVER
CLIFFORD PRESS
DAVENPORT PARTNERS, L.P.
JE PARTNERS, L.P.
OLIVER PRESS MASTER FUND, L.P.
JOHN CLINTON
CARL SANTILLO
(Name(s) of Person(s) Filing Proxy Statement, if other than the Registrant)

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Attached as Exhibit 1 are soliciting materials posted to http://www.RaiseThePhoenix.com.

Exhibit 1

By ALLISON BELL

Oliver Press Partners L.L.C. says it wants more influence over the management of a large financial services company.

     Oliver Press, New York, has filed a notice with the U.S. Securities and Exchange Commission stating that it intends to wage a proxy fight in an effort to put 3 directors of its choosing on the board of Phoenix Companies Inc., Hartford.

     “We are taking this step because we believe strategic and operational changes are needed to enhance value for stockholders and to protect the long term interests of policyholders,” Augustus Oliver and Clifford Press, managing members of Oliver Press, New York.

     Oliver Press, which says it and allies control 4.99% of the common shares of Phoenix, says it wants to nominate Oliver, a lawyer who serves on the board of Scholastic Corp., New York, to the Phoenix board.

     Oliver Press also wants to nominate Carl Santillo, who has been an executive of American International Group Inc., New York, and John Clinton, a principal at Farmington Capital Management L.L.C., Hartford, a private equity firm that is a successor to a company formed by Conning & Company, Hartford.

     The Oliver Press directors would seek a strategic review of Phoenix’s businesses, look into selling the company’s non-insurance operations, try to monetize the company’s “closed block” of insurance, and try to cut costs, Oliver and Press write in a letter to Phoenix Chairman Dona Young that was filed with the SEC.

     The Oliver Press directors also would seek more rigorous oversight of Phoenix.

     Since Phoenix converted to a stock company from a mutual, in 2001, the company’s share price has fallen 40%, and the company has created an unfunded special pension account for senior executives that has a value of $126 million, Oliver and Press write.

     “We have a strong and independent board of directors, and we are all confident in our business plan to deliver value for our shareholders,” Young says in a response to the letter from Oliver and Press. “Moreover, we remain committed to constructive dialogue with our shareholders.”

(#16439) Reprinted with permission from the online edition of National Underwriter Life & Health. Copyright 2008 by The National Underwriter Company. All Rights Reserved.

Shareholder battle at Phoenix

By Howard French
29 January 2008

The Hartford-based Phoenix	principal life insurance subsidiary	“We believe shareholders and
Companies Inc. and a major	“has undergone no fewer than	policyholders have been asked
institutional stockholder, New York-	five ratings downgrades,	to wait too long for a reversal of
based Oliver Press Partners LLC,	compromising the security of the	the long and steady slide of the
are at odds over the future make-	company’s existing policyholders	company’s fortunes,” he added.
up of the board of directors, and	and complicating the company’s
the future direction of The Phoenix	efforts to generate new business	The two sides have chosen to
in general.	on profitable terms,” Oliver said.	conduct their duel in writing,
and on Monday, Young issued a
In dueling statements over the past	During the same period, “the	company statement in response to
two days, both sides have sought to	board has endorsed management	the Oliver Press Partners initiative,
make their case in advance of the	compensation with so many	but did not directly address the
company’s annual stockholders	features that it required 45	group’s contentions.
meeting in the spring.	pages to describe in last year’s
	proxy statement and includes,	“We have a strong and independent
On Monday, Oliver Press Partners,	among many other provisions, an	board of directors, and we are all
a New York based investment	unfunded special pension account	confident in our business plan to
management company that owns	for senior executives of over $126	deliver value for our shareholders,”
about 5 percent of The Phoenix	million, and a “golden parachute”	Young said.
Companies’ common stock,	termination plan for the CEO of
announced that its principles had	$30 million.	“Moreover, we remain committed
sent a letter to Phoenix Chairman,		to constructive dialogue with our
President, and Chief Executive	Oliver said that his group’s board	shareholders,” she added, but
Officer Dona D. Young, nominating	candidates “with independent	stopped short of making an outright
Augustus K. Oliver, Carl Santillo,	perspective,” would help to focus	invitation to the challengers to a
and John Clinton to the company’s	the board “on the best interests of	private meeting.
board of directors.	stockholders and policyholders.”
	The company also should consider	The Phoenix Companies stock
“We are taking this step because we	the sale of the its non-insurance	jumped to $10.97 per share by the
believe strategic and operational	business and take steps to deal	end of the trading day Monday, up
changes are needed to enhance	with the company’s cost structure	65 cents per share. Volume also
value for stockholders and to	“which appears to us to be out of	was heavy Monday, with 942,940
protect the long term interests	line with comparable companies	shares changing hands, compared
of policyholders,” Oliver, the	and puts Phoenix at a competitive	with an average day’s volume of
partnership’s co-founder said in	disadvantage.	785,000 shares.
the letter.
	And The Phoenix should seek the	Over the past year the stock has
Oliver said that the company’s	implementation of “more rigorous	traded between a low of $9.56 per
stock price has consistently	oversight of compensation practices	share and a high of $16.88 per
“underperformed its peers and is	so that executive compensation is	share.
trading 40 percent lower today	based on performance and aligned
than its public offering price more	with shareholders’ interests,” Oliver said.
than six years ago.” Over that
same time period, the company’s

As Phoenix Cos. Reports Sharp Drop in 4Q Profit, Spinoff Asset Management Unit Planned

By Fran Matso Lysiak, senior associate editor, BestWeek

     HARTFORD, Conn. February 07 (BestWire) — As Phoenix Cos.Inc.(NYSE:PNX) reported a sharp drop in fourth quarter profit,the life insurer said it plans to spin off its asset management subsidiary to its shareholders.

     Net income declined nearly 90% to $4.5 million from $44.3 million in the prior year period, as Phoenix (NYSE: PNX) saw $20.9 million in realized losses, after tax, which it attributed to “impairments” and a $4.7 million loss, after tax, related to selling its last remaining international business.

     “Even with the volatile markets of the fourth quarter, our fundamentals remained solid, and credit losses, while increased for the quarter, were modest in light of the current environment,” said Dona D.Young, chairman, president and chief executive officer, in a statement.

     Revenues dropped 5.4% to $638.7 million.

     Separately, the Hartford, Conn. based Phoenix said it will spin off Phoenix Investment Partners to its shareholders, with the deal expected to close in the third quarter.

     Alice Ericson, a spokeswoman for Phoenix Cos., said the company’s decision to spin off its asset-management unit has been in the works since the middle of last year and isn’t related to a shareholder’s recent letter toYoung about nominations to the company’s board of directors.

     In the letter to Young last month, Oliver Press Partners, a New York-based investment management firm that says its funds hold about 5% of Phoenix’s common stock, said it’s nominating three candidates to Phoenix’s board in an effort to address “strategic and operational changes” to boost value for Phoenix’s stockholders and protect policyholders’ long-term interests. It said it was nominating Augustus K. Oliver, Carl Santillo and John Clinton to the board at Phoenix’s 2008 annual meeting (BestWire, Jan. 28, 2008).

     “This action is the culmination of careful, thoughtful moves we have made over the course of five years to rebuild our asset management business — a series of steps that opened up an increasingly broader range of options,” Young said in a statement. “Last year, we began another comprehensive analysis of these options, together with independent financial advisers, and concluded it is now possible to pursue a spinoff.”

     As an independent, public company, the new asset management company will be led by George R. Aylward, Phoenix Investment’s current president, Phoenix Cos. said.

     In response, Oliver Press issued a statement saying it is “gratified that the views of leading shareholders have finally convinced the Phoenix board to pursue the first step in our value recovery plan.”

     “We are convinced that with the unsuccessful diversion into asset management now out of the way, the opportunity is at hand to correct the core issues that have resulted in the declining ratings and low ROE of this company — inefficient capital allocation in the closed book, and excessive cost and overhead structure,” Oliver Press said.

     The election of the three nominees it has recommended at the May 2 annual meeting,“will best ensure the successful completion of this value recovery program,” the firm said.

     Goodwin Capital Advisers Inc., part of Phoenix Investment, with $17.9 billion in assets under management, will remain with Phoenix and continue to manage Phoenix’s general account assets, Phoenix Cos. said.

     For full year 2007, Phoenix Cos’ profit increased 24% to $123.9 million, while revenues dipped 0.3% to $2.6 billion.

Shareholder Wants to Seat Three Candidates on Phoenix Co.’s Board

By Fran Matso Lysiak, senior associate editor, BestWeek

     OLDWICK, N.J. January 28 (BestWire) — In a letter to the head of Phoenix Cos. Inc., a shareholder of the life insurer says it is nominating three candidates to the company’s board of directors in an effort to address “strategic and operational changes” to boost value for Phoenix’s stockholders and protect policy-holders’ long term interests.

     Oliver Press Partners, a New York-based investment management firm that estimates its clients hold about 5% of Phoenix’s common stock, wrote to Dona D.Young, chairman, president and chief executive officer of Phoenix (NYSE: PNX), nominating Augustus K. Oliver, Carl Santillo and John Clinton to the company’s board at Phoenix’s 2008 annual meeting.

     “We are taking this step because we believe strategic and operational changes are needed to enhance value for stockholders and to protect the long-term interests of policyholders,” Oliver and partner Clifford Press wrote in the Jan. 25 letter.

     In response, Young issued a statement saying Phoenix has “a strong and independent board of directors, and we are all confident in our business plan to deliver value for our shareholders. Moreover, we remain committed to constructive dialogue with our shareholders.”

     Oliver Press was formed in 2005 by Oliver and Press and manages several investment funds, including Davenport Partners LP, JE Partners L.P. and Oliver Press Master Fund L.P.

     “Since Phoenix converted from a mutual company to a stock company in 2001, the company’s stock has consistently underperformed its peers and is trading 40% lower today than its public offering price more than six years ago,” Oliver and Press wrote. “Over that same time period, the company’s principal life insurance subsidiary has undergone no fewer than five ratings downgrades, compromising the security of the company’s existing policyholders and complicating the company’s efforts to generate new business on profitable terms.”

     “While both the stock price and the insurance and debt ratings have declined, the board has endorsed management compensation with so many features that it required 45 pages to describe in last year’s proxy statement and includes, among many other provisions, an unfunded special pension account for senior executives of over $126 million and a ‘golden parachute’ termination plan for the CEO of $30 million,” they continue.

     They ask Young and the board to consider selling the company’s non-insurance business and the “monetization of the company’s interest in the ‘closed block’ of insurance that is its legacy as a former mutual company.” They also call onYoung and the board to fix the company’s cost structure, which they said “appears to us to be out of line with comparable companies and puts Phoenix at a competitive disadvantage.”

     “The company’s cost structure also lowers its returns to shareholders and is one of the negative factors taken into consideration by the agencies that rate the company’s claims-paying ability,” Oliver and Press write.

     No date has yet been set for Phoenix’s annual meeting, said a spokeswoman for Phoenix. She declined to comment beyond Young’s statement.

     Phoenix Life Insurance Co. currently has a Best’s Financial Strength Rating of A (Excellent), which it has held since March 7, 2003.

     During the afternoon of Jan. 28, Phoenix Cos. stock was trading at $10.79 a share, up 4.55% from the previous close.

By ALLISON BELL

An insurer wants to spin off its asset management arm.

     Phoenix Companies Inc., Hartford, says it plans to distribute the stock of Phoenix Investment Partners to Phoenix shareholders and turn the unit into a stand-alone public company run by current president of the unit, George Aylward.

     Phoenix Investment Partners generated $3.6 million in net income in 2007 on $215 million in revenue and $40 billion in assets under management.

     Phoenix hopes to complete the spinoff by Sept. 30.

     Phoenix intends to keep Goodwin Capital Advisers Inc, a division of Phoenix Investment Partners that manages general account assets for Phoenix.

     The asset management unit spin-off announcement comes less than 2 weeks after Oliver Press Partners L.L.C., New York, an investment management firm, announced that it was starting a proxy fight in an effort to name 3 directors to the Phoenix board and force Phoenix to implement a variety of changes including the sale of the company’s non-insurance business.

     Oliver Press also recommended that Phoenix cut compensation costs, review other costs and find ways to redeploy capital from its closed block of life insurance policies.

     Phoenix Chairman Dona Young says Phoenix is turning the asset management unit into a stand-alone company partly because 5 years of efforts to rebuild the business have given Phoenix more options.

     “Separation will increase clarity on valuation for the respective businesses and serve the best long-term interests of both companies,” Young says in a statement about the spin-off proposal.

     After the spin-off, Phoenix would be a “pure play” life and annuity company focused on serving affluent and high-net-worth clients, Young says.

     Young notes in the statement that Phoenix does have access to closed-block capital that “can be redeployed into higher return opportunities.”

     Oliver Press put out a statement welcoming the announcement of the proposed asset management unit spin-off.

     “We are gratified that the views of leading shareholders have finally convinced the Phoenix board to pursue the first step in our value recovery plan,” Oliver Press says in a letter to Phoenix shareholders. “We are convinced that with the unsuccessful diversion into asset management now out of the way, the opportunity is at hand to correct the core issues that have resulted in the declining ratings and low [return on equity] of this company — inefficient capital allocation in the closed book, and excessive cost and overhead structure.”

     The proposed spin-off would make the Phoenix insurance and asset management operations “cleaner acquisition targets,” Andrew Kligerman, a securities analyst at UBS Investment Research, New York, writes in a comment on the spinoff announcement.

(#16440) Reprinted with permission from the online edition of National Underwriter Life & Health. Copyright 2008 by The National Underwriter Company. All Rights Reserved.